Exhibit 99.1

Contact:	David Young
TESSCO Technologies Incorporated
Acting Chief Financial Officer
(410) 229-1380
young@tessco.com

For immediate release

TESSCO Reports First Quarter Revenue Growth of 34%

and Earnings per Share of $0.29

HUNT VALLEY, MARYLAND, JULY 26, 2005 - TESSCO Technologies Incorporated (Nasdaq: TESS) today reported earnings for the quarter ended June 26, 2005.

Sales for the first quarter of fiscal year 2006 increased 34 percent to $148.3 million over the same period last year.  First quarter 2006 net income was down slightly to $1.2 million, or $0.29 per diluted share, compared with net income of $1.4 million and diluted earnings per share of $0.32 last year.

“We are encouraged that our efforts to expand our commercial and government business are showing positive results,” said TESSCO Technologies Chairman, President and CEO Robert B. Barnhill. “Our self-maintained user, government and reseller markets, in particular, achieved 26 percent year-over-year revenue growth. Growing these and other areas is an important part of our marketing strategy as we phase out our relationship with our largest affinity-consumer direct partner this September. Our corporate initiatives continue to increase monthly commercial and government buyers and purchases per customer.”

Noteworthy items in the first quarter of fiscal 2006 included the following:

•                  Total commercial/government business grew 13 percent year-over-year and 7 percent sequentially.

•                  Revenues from self-maintained users, government and resellers grew 26 percent year-over-year and 17 percent sequentially. Monthly buyers in this market grew 16 percent and 7 percent, respectively.

•                  Revenues from public carriers and network operators showed a 12 percent year-over-year decline and a 13 percent sequential decline.

•                  In the network infrastructure line of business, sales and gross profits   increased year-over-year 5 percent and 3 percent, respectively, primarily driven by increased fixed wireless broadband product sales.

•                  In the mobile devices and accessories line of business, sales and gross profits in our commercial and government markets increased year-over-year 38 percent and 33 percent, respectively, primarily as a result of increased sales of accessory products to retail customers.

•                  In the installation, test and maintenance line of business, sales and gross profits increased year-over-year 1 percent and 13 percent, respectively.  The increase in gross profits was primarily driven by the repair components business.

•                  Total consumer direct-affinity revenue and gross profit increased 65 percent and 24 percent, respectively, year-over-year.  Sequentially, consumer direct-affinity revenue and gross profit declined 9 percent and 5 percent, respectively.

•                  TESSCO retained RTC Relationship Marketing, a direct- and database- marketing firm to increase market awareness of TESSCO’s value proposition and product and solutions offering among potential and existing customers.

•                  In summary, comparing this quarter with the same quarter of last year,

•                  Total revenues grew 34 percent and gross profit increased 16 percent

•                  Expenses increased 20 percent, largely driven by the new order configuration, fulfillment and delivery computer system launch, and expenses related to business generation activities designed to expand the commercial/government customer base and product offering.  Also, the continuing high volumes related to our large consumer-affinity relationship have not yet allowed the reduction of operating expenses associated with this relationship.  However, TESSCO plans to shed unnecessary expenses beginning in September, when the relationship terminates.

•                  Net income and diluted earnings per share declined 14 percent and 9 percent, respectively.

“Our goal is to dramatically increase our customer base, diversifying into new emerging product solutions and markets.  A major corporate initiative is to make the customer experience easier and more productive, and to aggressively communicate the value proposition,” said Mr. Barnhill. “At the same time, we are also streamlining our internal operations, working to improve processes so new products, manufacturers, customers, and orders can be more effectively and profitability integrated into our system.  We look forward to emerging from this transition period with a productive and profitable business that is more strategically healthy and less concentrated. ”

Business Outlook

The following statements and the statements above made by Robert Barnhill as to anticipated results, are based on current expectations. These statements are forward-looking, and actual results may differ materially.

TESSCO estimates that for the second quarter ending September 25, 2005, earnings per share are expected to be in the range of $0.30 to $0.35.

Generally TESSCO provides guidance only for the next quarter, but to provide further visibility of expected results after the September transition of its major consumer-affinity relationship, TESSCO will now provide guidance for its third fiscal quarter.

At this time, TESSCO estimates for the third quarter ending December 25, 2005, earnings per share will be in the range of $0.10 to $0.20.  This wide range is due in part to the uncertainty of the impact of the business generation and productivity initiatives underway, and the finalization, timing and profit contribution of anticipated new opportunities derived through these initiatives.

TESSCO will conduct a conference call on July 27, 2005, at 10 a.m. ET to discuss the financial results for the first quarter of fiscal year 2006.  The conference call will be Webcast live on the Internet at http://www.tessco.com.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

About TESSCO

TESSCO Technologies Incorporated is a value-added supplier of the product solutions needed to design, build, run, maintain or use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® supplier of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in or contemplated by any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Included among the risks that could lead to a materially adverse impact on our business or operating results are the termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers ability to fund purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; and inability to protect certain intellectual property, including systems and technologies on which we rely.

TESSCO Technologies Incorporated

Consolidated Statements of Income

	Fiscal Quarters Ended
	June 26, 2005	June 27, 2004	March 27, 2005
	(unaudited)	(unaudited)	(unaudited)

Revenues	$148,323,300	$110,605,000	$150,907,500
Cost of goods sold	122,301,200	88,215,600	125,836,300
Gross profit	26,022,100	22,389,400	25,071,200
Selling, general and administrative expenses	23,959,800	19,989,100	22,879,500
Income from operations	2,062,300	2,400,300	2,191,700
Interest, net	38,000	34,600	51,800
Income before provision for income taxes	2,024,300	2,365,700	2,139,900
Provision for income taxes	789,500	922,600	826,600
Net income	$1,234,800	$1,443,100	$1,313,300

Basic earnings per share	$0.29	$0.33	$0.31
Diluted earnings per share	$0.29	$0.32	$0.31
Basic weighted average shares outstanding	4,236,700	4,435,000	4,209,400
Diluted weighted average shares outstanding	4,277,000	4,544,600	4,276,500

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	June 26, 2005	March 27, 2005
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$—	$3,880,800
Trade accounts receivable, net	56,366,300	60,907,400
Product inventory	55,056,900	60,832,600
Deferred tax asset	2,170,000	2,170,000
Prepaid expenses and other current asset	2,309,600	2,828,400
Total current assets	115,902,800	130,619,200

Property and Equipment, Net	25,635,000	26,193,000
Goodwill, Net	2,452,200	2,452,200
Other Long-Term Assets	1,185,100	1,292,800
Total assets	$145,175,100	$160,557,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$66,256,000	$82,618,000
Accrued expenses and other current liabilities	6,373,700	6,638,400
Revolving credit facility	—	—
Current portion of long-term debt	363,700	362,600
Total current liabilities	72,993,400	89,619,000

Deferred Tax Liability	3,561,300	3,561,300
Long-Term Debt, Net of Current Portion	4,909,400	5,000,700
Other Long-Term Liabilities	1,412,000	1,554,100
Total liabilities	82,876,100	99,735,100

Stockholders’ Equity:
Preferred stock	—	—
Common stock	48,900	48,900
Additional paid in capital	23,820,700	23,578,600
Treasury stock, at cost	(7,454,400)	(7,454,400)
Retained earnings	45,883,800	44,649,000
Total stockholders’ equity	62,299,000	60,822,100

Total liabilities and stockholders’ equity	$145,175,100	$160,557,200

TESSCO Technologies Incorporated

Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended June 26, 2005:

Commercial Revenue:
Public Carriers and Network Operators	$14,441	$659	$4,383	$19,483
User, Governments and Resellers	20,512	22,743	10,992	54,247
Total Commercial Revenue	34,953	23,402	15,375	73,730
Consumer Revenue	—	74,593	—	74,593
Total Revenue	$34,953	$97,995	$15,375	$148,323

Commercial Gross Profit:
Public Carriers and Network Operators	$3,358	$185	$989	$4,532
User, Governments and Resellers	4,949	5,868	3,606	14,423
Total Commercial Gross Profit	8,307	6,053	4,595	18,955
Consumer Gross Profit	—	7,067	—	7,067
Total Gross Profit	$8,307	$13,120	$4,595	$26,022

Change from the Quarter Ended June 27, 2004:

Commercial Revenue:
Public Carrier and Network Operators	(8.7)%	(19.6)%	(21.5)%	(12.3)%
User, Government and Reseller	18.2	40.9	13.8	25.7
Total Commercial Revenue	5.4	37.9	0.9	12.8
Consumer Revenue	—	64.9	—	64.9
Total Revenue	5.4%	57.6%	0.9%	34.1%

Commercial Gross Profit:
Public Carriers and Network Operators	(14.6)%	(17.4)%	(26.0)%	(17.5)%
User, Governments and Resellers	19.7	35.8	32.3	29.0
Total Commercial Gross Profit	3.0	33.2	13.1	13.7
Consumer Gross Profit	—	23.6	—	23.6
Total Gross Profit	3.0%	27.8%	13.1%	16.2%

Change from the Quarter Ended March 27, 2005:

Commercial Revenue:
Public Carrier and Network Operators	2.9%	0.9%	(42.5)%	(12.6)%
User, Government and Reseller	22.5	10.2	21.2	16.7
Total Commercial Revenue	13.6	9.9	(7.9)	7.2
Consumer Revenue	—	(9.2)	—	(9.2)
Total Revenue	13.6%	(5.3)%	(7.9)%	(1.7)%

Commercial Gross Profit:
Public Carriers and Network Operators	2.3%	(3.6)%	(36.0)%	(9.7)%
User, Governments and Resellers	20.2	4.2	25.1	14.2
Total Commercial Gross Profit	12.3	3.9	3.8	7.4
Consumer Gross Profit	—	(4.8)	—	(4.8)
Total Gross Profit	12.3%	(0.9)%	3.8%	3.8%